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                                                                    EXHIBIT 99.1

DemandStar Acquisition Closes
3/5/2001



             Onvia Sharpens Focus in Business-to-Government Arena
                     DemandStar Merger Closes on Schedule

Seattle, WA - Plantation, FL - March 5, 2001- Onvia.com, Inc., the leading exchange helping small businesses succeed, announced today that its acquisition of DemandStar.com, Inc. (OTCBB: DMND) a leading provider of business-to-government (B2G) e-commerce solutions, has been completed.

"Onvia has completed a number of important acquisitions over the past nine months and the transaction with DemandStar is the most significant," said Glenn Ballman, chairman and CEO. "It provides an expanded presence in the B2G market
- especially at the state and local level and establish Onvia as a leader in this space."

As a result of the merger, Onvia and DemandStar will have a stronger presence in a wider range of regional markets across the country. Onvia brings financial and marketing resources, access to small businesses in its exchange, government experience, technology expertise and a national network of small business associations. DemandStar brings a proven B2G platform, a rapidly growing group of over 270 government agencies, nearly 17,000 subscribing suppliers and a national sales force serving the U.S. market from locations in more than 22 states.

"Merger integration planning is essentially complete and is being implemented now," said Michael Pickett, president and chief operating officer. "Our model is based on signing government agency suppliers to subscriptions enabling them to receive government bids from the Onvia B2G exchange. Agency signings over the next few months are expected to ramp resulting in increasing subscription revenue during the second half of 2001".

In late December of 2000, the company announced the outsourcing of its computer hardware and software products business. This enabled Onvia to focus its resources on attracting agencies and subscribing suppliers to its B2G exchange, a more cost effective approach of attracting customers to the exchange.

"Based on experience in the B2B space, we have learned that a regional approach serves small businesses most effectively," Ballman added. "Expanding the Onvia exchange to include B2G is the next step in growing this regional presence and fulfilling our mission of providing small businesses with new opportunities for growth."

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The DemandStar merger agreement was initially announced on November 20, 2000 and was approved by DemandStar's shareholders on Friday, March 2, 2001. Under the terms of the agreement, each share of DemandStar will be converted into a right to receive approximately 0.6 of a share of Onvia common stock and the shares will trade on Nasdaq under the stock symbol ONVI.

"We are quite pleased to be joining forces with Onvia," said Ozzie Ramos, DemandStar chief executive officer. "Our company grew from 33 agencies in 2 states to 234 agencies in 30 states during 2000. Suppliers purchased over 18,000 county subscriptions in addition to over 5,000 state and nationwide subscriptions. We are determined to continue to grow rapidly, to provide quality service to our strong client base, and to maximize the benefits to our shareholders, customers and employees." Ramos will serve as vice president and general manager of government marketplaces at Onvia.

Corporate headquarters will be located in Seattle and the Plantation, Florida operations center will include government sales, product development and agency support.

Financial Guidance Conference Call

Onvia will web cast a conference call with investors on Tuesday, March 13, 2001 to provide clarity on the favorable impact of the merger on the financial performance of the company. The web cast will also be archived on the Onvia web site. The Internet address for this information is under the "About Us" tab.


About Onvia

Onvia.com, Inc. (Nasdaq: ONVI), is the leading exchange helping small businesses succeed. Onvia is the way to find new customers in the new economy. The company is valued as a small business matchmaker, helping hundreds of thousands of small businesses generate additional revenue and find what they need through an online exchange. Through Onvia's website, small businesses sell services and products to other businesses and government agencies. For more information, contact Onvia.com, Inc: 1260 Mercer St, Seattle, WA, 98109. Tel: 206/282-5170, fax:
206/373-8961, or visit www.onvia.com.

     This release contains, in addition to historical information, forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and involve risks and uncertainties, including statements regarding the merger of DemandStar into Onvia, improvement in the Company's financial performance, the Company's path to profitability, and the progress and benefits of the Company's execution of its business plan. The Company's actual results could differ materially from those described in the forward-looking statements.

     The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that DemandStar and Onvia

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businesses will not be integrated successfully; failure of the combined company to retain and hire key executives, technical personnel and other employees and difficulty of managing a larger organization; costs related to the merger; fluctuating market prices that could cause difficulties in Onvia's acquisition strategies; the difficulty the market may have in valuing the combined company's evolving business model; Onvia's failure to realize the anticipated benefits of the merger; Onvia's failure to manage its expansion; and Onvia's failure to further identify, develop, and achieve commercial success for new products and services.

     For a detailed discussion of these and other cautionary statements, please refer to Onvia's filings with the Securities and Exchange Commission, including, but not limited to, the Registration Statement on Form S-4 (File No. 52448) filed with respect to the acquisition of DemandStar

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